Trimble Third Quarter 2010 Revenue $318.2 Million, Up 18 Percent; Non-GAAP EPS $0.39, Up 56 Percent

SUNNYVALE, Calif., Nov. 2, 2010 /PRNewswire-FirstCall/ -- Trimble (Nasdaq: TRMB) today announced revenue of $318.2 million for its third quarter ended Oct. 1, 2010, up approximately 18 percent as compared to revenue of $269.7 million in the third quarter of 2009.

Operating income for the third quarter of 2010 was $31.7 million, up approximately 57 percent as compared to the third quarter of 2009. Operating margin in the third quarter of 2010 was 10.0 percent, as compared to an operating margin of 7.5 percent in the third quarter of 2009.

Amortization of intangibles was $14.4 million in the third quarter of 2010, as compared to $13.6 million in the third quarter of 2009. The impact of stock-based compensation expense was $5.5 million, as compared to $4.5 million in the third quarter of 2009. There was also $290 thousand of restructuring expense, a $69 thousand acquisition-related inventory step-up charge, and $2.5 million of non-recurring acquisition-related net gains in the third quarter of 2010.  In the third quarter of 2009 there was a $1.1 million restructuring expense, no acquisition-related inventory step-up charge, and $577 thousand of non-recurring acquisition costs.

Excluding these items, third quarter 2010 non-GAAP operating income of $52.6 million was up 31 percent, as compared to the third quarter of 2009. Non-GAAP operating margin was 16.5 percent in the third quarter of 2010, as compared to 14.8 percent in the third quarter of 2009.

Third quarter 2010 net income was $32.8 million, up 111 percent, as compared to the third quarter of 2009.  Diluted earnings per share for the third quarter of 2010 were $0.27, as compared to diluted earnings per share of $0.13 for the third quarter of 2009.  The tax rate for the third quarter of 2010 was 14 percent as compared to 27 percent in the third quarter of 2009. The tax rate is lower primarily due to a previously announced settlement with the IRS and the geographical mix of pre-tax income.

Adjusting for the items noted above, non-GAAP net income of $48.2 million for the third quarter of 2010 was up 60 percent, as compared to the third quarter of 2009. Diluted non-GAAP earnings per share for the third quarter of 2010 were $0.39, as compared to diluted non-GAAP earnings per share of $0.25 in the third quarter of 2009.

"Trimble continues to see recovery in most of its markets, most particularly agriculture.  We continue to work the issues in our Mobile Solutions segment and have established an improving trend which should continue into 2011," said Steven W. Berglund, Trimble's president and chief executive officer.  "In spite of still uncertain economic conditions, we currently expect strengthening results for the total company in 2011."

Trimble Results by Business Segment

Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges, non-recurring acquisition costs, and the impact of stock-based compensation expense.

Engineering and Construction (E&C)

Third quarter 2010 E&C revenue was $189.6 million, up approximately 27 percent as compared to the third quarter of 2009, with strength across most product lines and geographies.

Operating income in E&C for the third quarter 2010 was $36.6 million, or 19.3 percent of revenue, as compared to $21.1 million, or 14.1 percent of revenue, in the third quarter of 2009.  Non-GAAP operating income was $38.5 million, or 20.3 percent of revenue, as compared to $22.7 million, or 15.2 percent of revenue, in the third quarter of 2009.  The improvement in non-GAAP operating margin was due to operating leverage from increased revenue.

Field Solutions

Third quarter 2010 Field Solutions revenue was $67.2 million, up 21 percent as compared to the third quarter of 2009.  Sales of agricultural products were strong, driven by new product introductions and a better macro environment in agriculture.  Geographic Information System (GIS) product sales were also up.

Operating income in Field Solutions for the third quarter 2010 was $21.0 million, or 31.3 percent of revenue, as compared to $16.3 million, or 29.3 percent of revenue, in the third quarter of 2009.  Non-GAAP operating income was $21.5 million, or 32.0 percent of revenue, as compared to $16.6 million, or 29.8 percent of revenue, in the third quarter of 2009.  The increase in operating margin was due to product mix and higher revenue.

Mobile Solutions

Third quarter 2010 Mobile Solutions revenue was $37.7 million, down 5 percent as compared to the third quarter of 2009 primarily due to the loss of a large customer in the second quarter partially offset by the acquisition of Punch Telematics.

Operating loss in Mobile Solutions for the third quarter 2010 was $83 thousand, or negative 0.2 percent of revenue, as compared to operating income of $3.4 million, or 8.5 percent of revenue, in the third quarter of 2009.  Non-GAAP operating income was $744 thousand, or 2.0 percent of revenue, as compared to $4.3 million or 10.9 percent of revenue, in the third quarter of 2009.  The decline in non-GAAP margins is due to lower revenue and product mix.

Advanced Devices

Third quarter 2010 Advanced Devices revenue was $23.7 million, down approximately 6 percent as compared to the third quarter of 2009 due to slower sales of embedded products.

Operating income in Advanced Devices for the third quarter 2010 was $4.1 million, or 17.2 percent of revenue, as compared to $4.5 million, or 17.9 percent of revenue, in the third quarter of 2009.  Non-GAAP operating income in Advanced Devices was $4.5 million, or 19.1 percent of revenue, as compared to $4.9 million, or 19.5 percent of revenue, in the third quarter of 2009.

Stock Repurchase Program

Trimble repurchased $6.1 million in stock at an average price of $28.40 during the third quarter of 2010.

Use of Non-GAAP Financial Information

To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable  GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release.  Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the fourth quarter of 2010 Trimble expects revenue between $313 million and $318 million, representing a year over year growth rate of 13 to 15 percent, with GAAP earnings per share of $0.18 to $0.20 and non-GAAP earnings per share of $0.33 to $0.35. Non-GAAP guidance for the fourth quarter of 2010 excludes the amortization of intangibles of $14.6 million related to previous acquisitions, the anticipated impact of stock-based compensation expense of $6.5 million, and expected acquisition costs of $1.6 million. Both GAAP and non-GAAP earnings per share assume an 18 to 20 percent tax rate and 124.2 million shares outstanding.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on Nov. 2, 2010 at 1:30 p.m. PT to review its third quarter 2010 results. It will be broadcast live on the Web at http://investor.trimble.com.  Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international).  A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or (706) 645-9291 (international) and the pass code is 20117040. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These statements include expectations for future financial market and economic conditions, the ability to deliver revenue, earnings per share that Trimble has guided for the Fourth quarter and full year 2010 and 2011, the expected tax-rate, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions.  The Company may suspend its stock repurchase plan at any time and for any reason without further notice.  These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. If the current economic conditions worsen it may negatively impact our customers' purchasing decisions worldwide, including in emerging markets. In addition, the Company's results may be adversely affected if the Company is unable to market, manufacture and ship new products or obtain new customers for its mobile solutions segment.  Any weakening of our accounts receivable or write-off of goodwill could also impair our financial results. Any failure to achieve predicted results could negatively impact the Company's revenues, cash flow from operations, and other financial results. The Company's financial results will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended

	Oct-1,	Oct-2,	Oct-1,	Oct-2,
	2010	2009	2010	2009

Revenue	$ 318,210	$ 269,713	$ 970,588	$ 848,730
Cost of sales	158,462	137,255	488,417	429,514
Gross margin	159,748	132,458	482,171	419,216
Gross margin (%)	50.2%	49.1%	49.7%	49.4%

Operating expenses
Research and development	36,897	33,250	109,339	100,844
Sales and marketing	53,228	47,022	153,518	141,120
General and administrative	29,637	23,237	85,474	75,901
Restructuring	238	872	1,244	5,797
Amortization of purchased intangible assets	8,078	7,912	24,250	22,411
Total operating expenses	128,078	112,293	373,825	346,073

Operating income	31,670	20,165	108,346	73,143

Non-operating income, net
Interest income	221	124	864	546
Interest expense	(576)	(450)	(1,385)	(1,408)
Foreign currency transaction gain (loss), net	77	792	(1,046)	760
Income (loss) from equity method investments, net	3,404	(58)	9,025	421
Other income, net	3,533	988	3,022	1,476
Total non-operating income, net	6,659	1,396	10,480	1,795

Income before taxes	38,329	21,561	118,826	74,938

Income tax provision	5,487	5,714	51,061	20,244
Net income	32,842	15,847	67,765	54,694
Less: Net income (loss) attributable to noncontrolling interests	(3)	270	669	795
Net income attributable to Trimble Navigation Ltd.	$ 32,845	$ 15,577	$ 67,096	$ 53,899

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$ 0.27	$ 0.13	$ 0.56	$ 0.45
Diluted	$ 0.27	$ 0.13	$ 0.54	$ 0.44

Shares used in calculating earnings per share:
Basic	119,474	120,047	120,296	119,620
Diluted	122,869	122,854	123,599	121,893

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Oct-1,	Jan-1
	2010	2010
Assets

Current assets:
Cash and cash equivalents	$ 211,056	$ 273,848
Accounts receivables, net	229,746	202,293
Other receivables	18,172	11,856
Inventories, net	176,853	144,012
Deferred income taxes	29,600	39,686
Other current assets	20,673	18,383
Total current assets	686,100	690,078

Property and equipment, net	49,525	44,635
Goodwill	812,564	764,193
Other purchased intangible assets, net	203,230	202,782
Other non-current assets	64,661	51,589

Total assets	$ 1,816,080	$ 1,753,277

Liabilities

Current liabilities:
Current portion of long-term debt	$ 1,913	$ 445
Accounts payable	73,064	53,775
Accrued compensation and benefits	60,908	43,272
Deferred revenue	74,392	68,968
Accrued warranty expense	13,802	14,744
Other accrued liabilities	38,187	42,041
Total current liabilities	262,266	223,245

Non-current portion of long-term debt	151,180	151,038
Non-current deferred revenue	12,606	15,599
Deferred income taxes	29,388	38,857
Other non-current liabilities	41,313	59,983
Total liabilities	496,753	488,722

Commitments and contingencies

Equity

Shareholders' equity:
Common stock	754,664	720,248
Retained earnings	500,407	491,367
Accumulated other comprehensive income	50,689	48,297
Total Trimble Navigation Ltd. shareholders' equity	1,305,760	1,259,912
Noncontrolling interests	13,567	4,643
Total equity	1,319,327	1,264,555

Total liabilities and equity	$ 1,816,080	$ 1,753,277

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Nine Months Ended
	Oct-1,	Oct-2,
	2010	2009

Cash flow from operating activities:
Net Income	$ 67,765	$ 54,694

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	13,310	13,941
Amortization expense	42,165	38,968
Provision for doubtful accounts	3,022	2,933
Amortization of debt issuance cost	169	169
Deferred income taxes	(3,827)	(9,268)
Stock-based compensation	16,165	13,321
Income from equity method investments	(9,025)	(421)
Excess tax benefit for stock-based compensation	(1,971)	(1,304)
Provision for excess and obsolete inventories	3,573	2,943
Other non-cash items	(3,799)	(2,876)

Add decrease (increase) in assets:
Accounts receivables	(17,030)	2,613
Other receivables	191	6,288
Inventories	(32,549)	1,300
Other current and non-current assets	366	1,915

Add increase (decrease) in liabilities:
Accounts payable	15,796	(1,068)
Accrued compensation and benefits	15,780	2,273
Accrued liabilities	(25,051)	1,947
Deferred revenue	1,982	10,753
Net cash provided by operating activities	87,032	139,121

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(90,757)	(50,824)
Acquisition of property and equipment	(17,162)	(9,541)
Acquisitions of intangible assets	(625)	(26,839)
Purchases of equity method investments	(5,692)	-
Net purchases of short term investments	-	(2,000)
Dividends received	5,000	2,896
Other	99	(379)
Net cash used in investing activities	(109,137)	(86,687)

Cash flow from financing activities:
Issuance of common stock	31,901	13,673
Repurchase and retirement of common stock	(73,853)	-
Excess tax benefit for stock-based compensation	1,971	1,304
Payments on long-term debt and revolving credit lines	(467)	(168)
Tax withholding on restricted stock	(16)	-
Net cash provided by (used in) financing activities	(40,464)	14,809

Effect of exchange rate changes on cash and cash equivalents	(223)	5,325

Net increase (decrease) in cash and cash equivalents	(62,792)	72,568
Cash and cash equivalents - beginning of period	273,848	142,531

Cash and cash equivalents - end of period	$ 211,056	$ 215,099

REPORTING SEGMENTS
(Dollars in thousands)
(Unaudited)

Reporting Segments
Engineering
	and	Field	Mobile	Advanced
	Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED OCTOBER 1, 2010:
Revenue	$ 189,598	$ 67,240	$ 37,692	$ 23,680

Operating income (loss) before corporate allocations:	$ 36,589	$ 21,027	$ (83)	$ 4,073
Operating margin (% of segment external net revenues)	19.3%	31.3%	(0.2%)	17.2%

THREE MONTHS ENDED OCTOBER 2, 2009:
Revenue	$ 149,384	$ 55,654	$ 39,572	$ 25,103

Operating income before corporate allocations:	$ 21,131	$ 16,286	$ 3,367	$ 4,488
Operating margin (% of segment external net revenues)	14.1%	29.3%	8.5%	17.9%

NINE MONTHS ENDED OCTOBER 1, 2010:
Revenue	$ 535,657	$ 243,299	$ 113,839	$ 77,793

Operating income before corporate allocations:	$ 89,317	$ 89,320	$ 2,140	$ 14,879
Operating margin (% of segment external net revenues)	16.7%	36.7%	1.9%	19.1%

NINE MONTHS ENDED OCTOBER 2, 2009:
Revenue	$ 424,275	$ 234,598	$ 116,925	$ 72,932

Operating income before corporate allocations:	$ 42,800	$ 88,637	$ 10,163	$ 13,633
Operating margin (% of segment external net revenues)	10.1%	37.8%	8.7%	18.7%

GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended				Nine Months Ended
		Oct-1,		Oct-2,		Oct-1,		Oct-02,
		2010		2009		2010		2009
		Dollar	% of	Dollar	% of	Dollar	% of	Dollar	% of
		Amount	Revenue	Amount	Revenue	Amount	Revenue	Amount	Revenue
GROSS MARGIN:
GAAP gross margin:		$ 159,748	50.2%	$ 132,458	49.1%	$ 482,171	49.7%	$ 419,216	49.4%
Restructuring	( A )	52	0.0%	270	0.1%	150	0.0%	3,333	0.4%
Amortization of purchased intangibles	( B )	6,356	2.0%	5,661	2.1%	17,915	1.8%	16,421	1.9%
Stock-based compensation	( C )	485	0.2%	453	0.2%	1,472	0.2%	1,368	0.2%
Amortization of acquisition-related inventory step-up	( D )	69	0.0%	-	0.0%	140	0.0%	470	0.0%
Non-GAAP gross margin:		$ 166,710	52.4%	$ 138,842	51.5%	$ 501,848	51.7%	$ 440,808	51.9%

OPERATING EXPENSES:
GAAP operating expenses:		$ 128,078	40.3%	$ 112,293	41.6%	$ 373,825	38.5%	$ 346,073	40.8%
Restructuring	( A )	(238)	-0.1%	(872)	-0.3%	(1,244)	-0.1%	(5,797)	-0.7%
Amortization of purchased intangibles	( B )	(8,078)	-2.5%	(7,912)	-3.0%	(24,250)	-2.5%	(22,411)	-2.7%
Stock-based compensation	( C )	(5,055)	-1.6%	(4,088)	-1.5%	(14,693)	-1.5%	(11,953)	-1.4%
Non-recurring acquisition costs	( E )	(569)	-0.2%	(577)	-0.2%	(3,071)	-0.3%	(3,382)	-0.4%
Non-GAAP operating expenses:		$ 114,138	35.9%	$ 98,844	36.6%	$ 330,567	34.1%	$ 302,530	35.6%

OPERATING INCOME:
GAAP operating income:		$ 31,670	10.0%	$ 20,165	7.5%	$ 108,346	11.2%	$ 73,143	8.6%
Restructuring	( A )	290	0.1%	1,142	0.4%	1,394	0.1%	9,130	1.1%
Amortization of purchased intangibles	( B )	14,434	4.5%	13,573	5.0%	42,165	4.3%	38,832	4.6%
Stock-based compensation	( C )	5,540	1.7%	4,541	1.7%	16,165	1.7%	13,321	1.6%
Amortization of acquisition-related inventory step-up	( D )	69	0.0%	-	0.0%	140	0.0%	470	0.0%
Non-recurring acquisition costs	( E )	569	0.2%	577	0.2%	3,071	0.3%	3,382	0.4%
Non-GAAP operating income:		$ 52,572	16.5%	$ 39,998	14.8%	$ 171,281	17.6%	$ 138,278	16.3%

NON-OPERATING INCOME, NET:
GAAP non-operating income, net:		$ 6,659		$ 1,396		$ 10,480		$ 1,795
Non-recurring acquisition (gains) costs	( E )	(3,022)		-		(3,212)		(386)
Non-GAAP non-operating income, net:		$ 3,637		$ 1,396		$ 7,268		$ 1,409

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.		$ 32,845		$ 15,577		$ 67,096		$ 53,899
Restructuring	( A )	290		1,142		1,394		9,130
Amortization of purchased intangibles	( B )	14,434		13,573		42,165		38,832
Stock-based compensation	( C )	5,540		4,541		16,165		13,321
Amortization of acquisition-related inventory step-up	( D )	69		-		140		470
Non-recurring acquisition (gains) costs	( E )	(2,453)		577		(141)		2,996
Income tax effect on non-GAAP adjustments	( F )	(2,560)		(5,256)		15,591		(17,411)
Non-GAAP net income attributable to Trimble Navigation Ltd.		$ 48,165		$ 30,154		$ 142,410		$ 101,237

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$ 0.27		$ 0.13		$ 0.54		$ 0.44
Restructuring	( A )	-		0.01		0.01		0.07
Amortization of purchased intangibles	( B )	0.12		0.11		0.34		0.32
Stock-based compensation	( C )	0.04		0.04		0.13		0.11
Amortization of acquisition-related inventory step-up	( D )	-		-		-		-
Non-recurring acquisition (gains) costs	( E )	(0.02)		-		-		0.03
Income tax effect on non-GAAP adjustments	( F )	(0.02)		(0.04)		0.13		(0.14)
Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$ 0.39		$ 0.25		$ 1.15		$ 0.83

OPERATING LEVERAGE:
Increase in non-GAAP operating income		$ 12,574				$ 33,003
Increase in revenue		$ 48,497				$ 121,858
Operating leverage (increase in non-GAAP operating
income as a % of increase in revenue)		25.9%				27.1%

			% of Segment		% of Segment		% of Segment		% of Segment
SEGMENT OPERATING INCOME:			Revenue		Revenue		Revenue		Revenue
Engineering and Construction
GAAP operating income before corporate allocations:		$ 36,589	19.3%	$ 21,131	14.1%	$ 89,317	16.7%	$ 42,800	10.1%
Stock-based compensation	( G )	1,891	1.0%	1,563	1.1%	5,494	1.0%	4,302	1.0%
Non-GAAP operating income before corporate allocations:		$ 38,480	20.3%	$ 22,694	15.2%	$ 94,811	17.7%	$ 47,102	11.1%

Field Solutions
GAAP operating income before corporate allocations:		$ 21,027	31.3%	$ 16,286	29.3%	$ 89,320	36.7%	$ 88,637	37.8%
Stock-based compensation	( G )	464	0.7%	293	0.5%	1,397	0.6%	775	0.3%
Non-GAAP operating income before corporate allocations:		$ 21,491	32.0%	$ 16,579	29.8%	$ 90,717	37.3%	$ 89,412	38.1%

Mobile Solutions
GAAP operating income (loss) before corporate allocations:		$ (83)	-0.2%	$ 3,367	8.5%	$ 2,140	1.9%	$ 10,163	8.7%
Stock-based compensation	( G )	827	2.2%	958	2.4%	2,246	2.0%	3,205	2.7%
Non-GAAP operating income before corporate allocations:		$ 744	2.0%	$ 4,325	10.9%	$ 4,386	3.9%	$ 13,368	11.4%

Advanced Devices
GAAP operating income before corporate allocations:		$ 4,073	17.2%	$ 4,488	17.9%	$ 14,879	19.1%	$ 13,633	18.7%
Stock-based compensation	( G )	450	1.9%	397	1.6%	1,350	1.8%	1,068	1.5%
Non-GAAP operating income before corporate allocations:		$ 4,523	19.1%	$ 4,885	19.5%	$ 16,229	20.9%	$ 14,701	20.2%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

The non-GAAP financial measures included in the previous table are non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP non-operating income, net, non-GAAP net income, non-GAAP diluted net income per share and operating leverage, and non-GAAP segment operating income before corporate allocations.    These non-GAAP measures can be used to evaluate the Company's historical and prospective financial performance, as well as its performance relative to competitors.  The Company believes some of its investors track the Company's "core operating performance" as a means of evaluating the Company's performance in the ordinary, ongoing, and customary course of its operations.  Management also believes that looking at its core operating performance provides a supplemental way to provide consistency in period to period comparisons.  Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangibles, stock based compensation, amortization of acquisition-related inventory step-up,  non-recurring acquisition costs, and a $27.5 million charge associated with the IRS settlement, which the Company believes are not indicative of its core operating performance

( A )

Restructuring. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings.  We exclude restructuring from our non-GAAP measures because we believe it is not indicative of our core operating performance.

( B )

Amortization of purchased intangibles.  Included in our GAAP presentation of cost of sales and operating expenses, amortization of purchased intangibles recorded arise from prior acquisitions and are non-cash in nature.  We exclude these expenses from our non-GAAP measures because we believe they are not indicative of our core operating performance.

( C )

Stock-based compensation .. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan.  We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense.   For the three months and nine months ended October 1, 2010 and October 2, 2009, stock-based compensation was allocated as follows:

		Three Months Ended		Nine Months Ended
		Oct-1,	Oct-2,	Oct-1,	Oct-2,
	(Dollars in thousands)	2010	2009	2010	2009
	Cost of sales	$ 485	$ 453	$ 1,472	$ 1,368
	Research and development	968	866	2,899	2,504
	Sales and Marketing	1,283	1,134	4,013	3,200
	General and administrative	2,804	2,088	7,781	6,249
		$ 5,540	$ 4,541	$ 16,165	$ 13,321

( D )

Amortization of acquisition-related inventory step-up.   The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory.  Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold.  We exclude inventory step-up amortization from our non-GAAP measures because we do not believe it is indicative of our core operating performance.

( E )

Non-recurring acquisition (gains) costs.  Included in our GAAP presentation of operating expenses and non-operating income, net, non-recurring acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs.  Also included are unusual acquisition related items such as a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earnout liabilities and payments made or received to settle earnout and holdback disputes.  We exclude these items because they are non-recurring and unique to specific acquisitions and are not indicative of our core operating performance.

( F )

Income tax effect on non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.   In addition, the nine months ended October 1, 2010 include the net impact of the $27.5 million associated with the IRS audit settlement.

( G )

Stock-based Compensation .. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance.  However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors.  Stock-based compensation not allocated to the reportable segments was approximately $1.9 million and $1.3 million for the three months ended October 1, 2010 and October 2, 2009, respectively and $5.7 million and $4.0 million for the nine months ended October 1, 2010 and October 2, 2009, respectively.

CONTACT:  Investors, Willa McManmon, +1-408-481-7838, Willa_mcmanmon@trimble.com, or Media, LeaAnn McNabb, +1-408-481-7808, Leaann_mcnabb@trimble.com, both of Trimble